UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2018

COHEN & COMPANY INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 1703 Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On November 20, 2018, ViaNova Capital Group LLC (“Borrower”), a Delaware limited liability company and an indirect majority owned subsidiary of Cohen & Company Inc., a Maryland corporation (the “Company”), entered into a Warehousing Credit and Security Agreement (the “Credit Facility”) with LegacyTexas Bank, as lender (the “Lender”).  The Credit Facility, which has an effective date of November 16, 2018, supports the Borrower’s business of buying, aggregating, and distributing residential transition loans.

Pursuant to the terms of the Credit Facility, the Lender agreed to make loans (each a “Loan” and collectively, the “Loans”) at the Borrower’s request from time to time in the aggregate amount of up to $12.5 million. The Loans (both principal and interest) are scheduled to mature and become immediately due and payable in full on November 15, 2019.

Loans under the Credit Facility will bear interest at a per annum rate equal to LIBOR (with a floor of 1.50%) plus 4.0% (for residential transition loans) or 5.0% (for aged residential transition loans). Commencing February 14, 2019, the Borrower is required to pay an undrawn commitment fee at a per annum rate equal to 0.25% of the undrawn portion of the Lender’s $12.5 million commitment under the Credit Facility; provided, however, that such fee shall be waived for any calendar month (i) in which the used portion for such month is equal to or greater than fifty percent (50%) of the $12.5 million commitment amount, or (ii) the aggregate advances funded by Lender for such calendar month is equal to or greater than the $12.5 million commitment amount, as may be in effect from time to time.

Loans under the Credit Facility must be used by the Borrower to provide funding for short-term mortgages to developers for the purchase and renovation of residential 1-4 family properties or to purchase such short-term mortgages from correspondents that originate such short-term mortgages (each a “Pledged Mortgage Loan”).

The obligations of the Borrower under the Credit Facility are secured by a lien on the Pledged Mortgage Loans and related assets. Further, pursuant to the terms of the Credit Facility, the Borrower deposited cash in an amount equal to 2% of the $12.5 million commitment amount in a non-interest bearing account with Lender as additional collateral.

Pursuant to the Credit Facility, the Borrower provides customary representations and warranties for a transaction of this type.

The Credit Facility also includes customary covenants for a transaction of this type, including covenants restricting the Borrower’s ability to make certain loans, investments and distributions. Additionally, the Borrower may not permit (i) the Borrower’s adjusted tangible net worth to be less than $3 million at any time; (ii) the Borrower’s unrestricted cash to be less than $1.5 million at any time; (iii) the Borrower’s indebtedness to adjusted tangible net worth ratio to be less than 15.00:1.00 at any time; and (iv) the Borrower to have negative net income at any time for three (3) consecutive months, beginning with the three (3) consecutive months ended June 30, 2019.

The Credit Facility contains customary events of default for a transaction of this type. If an event of default under the Credit Facility occurs and is continuing and is specific to any Pledged Mortgage Loan, Borrower shall within five (5) business days of the date on which Borrower obtains knowledge of such event of default, repay the advance related to such Pledged Mortgage Loan to Lender.  If an event of default under the Credit Facility occurs and is continuing and is not specific to any Pledged Mortgage Loan, then the Lender may declare and cause all or any part of the Loans and all other liabilities outstanding under the Credit Facility to become immediately due and payable.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
Number	Description

10.1*	Warehousing Credit and Security Agreement, dated as of November 20, 2018, by and between ViaNova Capital Group LLC and LegacyTexas Bank.

*              Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHEN & COMPANY INC.

Date: November 27, 2018	By:	/s/ Joseph W. Pooler, Jr.
	Name:	Joseph W. Pooler, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Treasurer